MONTGOMERY STREET INCOME SECURITIES, INC.
                                    ("FUND")

                       STATEMENT PURSUANT TO RULE 17G-1(G)

     I hereby certify that the following resolution was duly adopted on April 18, 2006, by a majority of the Board of Directors of the Fund who are not interested persons.

     RESOLVED, that, after due consideration of all relevant factors, including but not limited to the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Fund's portfolio, the form and amount of the Investment Company Blanket Bond issued by ICI Mutual Insurance Company presented to this meeting are determined to be reasonable and are hereby approved; and

     FURTHER RESOLVED, that the Secretary of the Fund, shall be the designated officer of the Fund under Rule 17g-1(h) of the Investment Company Act of 1940, as amended, who shall make the filings and give notices required by paragraph (g) of the same rule.

Premiums have been paid for the period from 12:01 a.m. on June 9, 2006, to 12:01 a.m. on June 9, 2007.



/S/ SUSAN S. RHEE
Susan S. Rhee
Secretary

Dated:  July 6, 2006